EXHIBIT NO. 5.1

LEGAL OPINION

CDI Corp.
1717 Arch Street, 35th Floor
Philadelphia, Pennsylvania 19103-2768

January 20, 2004

To the Commission:

With reference to the registration statement on Form S-8 which CDI Corp. (the “Company”) proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering an additional 35,000 shares of Common Stock, par value $0.10 per share, of the Company (the “Shares”) which may be offered and sold by the Company under the CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors (the “Plan”), which Shares, under the terms of the Plan may be authorized and unissued shares or treasury shares, I am of the opinion that: all proper corporate proceedings have been taken so that any Shares to be offered and sold which are newly issued have been duly authorized and, upon sale and payment therefor in accordance with the Plan and the resolutions of the Board of Directors of the Company relating to the offering and sale of Common Stock thereunder, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the registration statement referred to above.

Very truly yours,

/s/ Joseph R. Seiders
Senior Vice President and General Counsel
CDI Corp.